Exhibit 99.1

        Contact: Michael Sheehan (305) 539-6572

For Immediate Release

ROYAL CARIBBEAN CRUISES LTD.

SUSPENDS FUEL SUPPLEMENT

MIAMI – December 5, 2008 – Royal Caribbean Cruises Ltd. today announced the suspension of its fuel supplement for Royal Caribbean International, Celebrity Cruises and Azamara Cruises sailings that depart on or after January 1, 2009, anywhere in the world.

The decision reflects the recently sustained lower price of fuel.

Effective Monday, December 8, guests making new bookings for sailings that depart on or after January 1, 2009, will not be charged the fuel supplement.

Guests already booked on sailings that depart on or after January 1, 2009, will receive a refund of any fuel supplement paid, as follows:

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Guests with existing bookings for sailings that depart on or after January 1, 2009, and who are now paid in full, will have the supplement automatically refunded to them in the form of an onboard credit during their sailing.

•	Guests with existing bookings for sailings that depart on or after January 1, 2009, and who are not yet paid in full, will have the supplement automatically removed from their outstanding balance.

The company reserves the right to reinstate fuel supplement charges if the price of West Texas Intermediate fuel exceeded $65 per barrel, on the quarterly milestone dates mentioned in the company’s October 24, 2008, press release.

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ROYAL CARIBBEAN CRUISES LTD.
SUSPENDS FUEL SUPPLEMENT	2-2-2-2

The company announced on October 24, 2008, that no fuel supplement would be charged for new bookings made on or after November 10, 2008, for sailings that depart on or after January 1, 2010, unless there is an upturn in fuel prices. Today’s announcement does not affect those previous terms.

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Cruises and CDF Croisieres de France. The company has a combined total of 38 ships in service and six under construction. It also offers unique land-tour vacations in Alaska, Asia, Australia,

New Zealand, Canada, Europe and South America. Additional information can be found on www.royalcaribbean.com, www.celebrity.com, www.pullmantur.es, www.azamaracruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com.

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